PERSONAL GUARANTY


1.   Debtor:                    GLOBAL MED TECHNOLOGIES, INC.,
                                a Colorado corporation
                                12600 West Colfax Avenue, Suite A500,
                                Lakewood, Colorado 80215

2.   Guarantor:                 MICHAEL I. RUXIN, M.D.
                                12600 West Colfax Avenue, Suite A500,
                                Lakewood, Colorado 80215

3.   Beneficiary:               FRONTEER CAPITAL, INC.,
                                a Delaware corporation
                                1700 Lincoln Street, 32nd Floor
                                Denver, Colorado 80203

4.   Obligations.

     a. That certain  Loan  Agreement  dated August 12, 1998 between  Debtor and
Beneficiary   for  a  loan   ("Loan")  to  Debtor  in  the  maximum   amount  of
$1,650,000.00.

     b. One or more of those certain Promissory Notes, all of different dates, and all of which in the aggregate do not exceed the maximum Loan amount of $1,650,000.00, which the Debtor has executed or will execute in favor of the Beneficiary pursuant to the Loan Agreement; and

     c. The term "Obligations" does not include any obligations owed by Debtor to Heng Fung Finance Company Limited pursuant to that certain Loan Agreement between them dated August 12, 1998, but effective for all purposes as of May 7, 1998.

5.   Guaranteed Amount.  Up to $1,500,000.00 of all Obligations.

6.   Guaranty and Indemnification.

     a. For value received, and in consideration of and as an inducement for the financial accommodations (the term financial accommodations is used in its most comprehensive sense to include any transaction or arrangement resulting in a debtor-creditor transaction) heretofore or at any time hereafter extended by the Beneficiary to or for the account of Debtor, Guarantor hereby unconditionally guarantees the prompt payment of the Obligations to the extent of the Guaranteed Amount, upon demand, when due, by reason of acceleration or otherwise, including interest on the principal amount thereof as are provided for in any applicable promissory note.

     b. Guarantor further agrees to indemnify the Beneficiary for all expenses, including without limitation reasonable attorneys' fees, court costs and related legal expenses, incurred by the Beneficiary in endeavoring to collect the Guaranteed Amount, or any part thereof from the Guarantor, or enforcing this Guaranty.

     c. The right of recovery against Guarantor under this Guaranty is in addition to Guarantor's liability under any other obligations or guarantees of Guarantor for the benefit of the Beneficiary; and such right of recovery shall exist notwithstanding any right or power of Debtor or anyone else to assert any claim or defense as to the genuineness, regularity, validity or enforceability of any of the Obligations, any collateral security therefor or any other Guaranty thereof.

     d. Notwithstanding any other provision herein, the right to recovery against the Guarantor under this Guaranty shall exclude (i) the right to foreclose upon, collect or otherwise assert a claim, judgment or lien of any type against, the real property owned by Guarantor that is identified by the



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following  Jefferson County,  Colorado Schedule Number, to wit: 034099,  034041,
407933, 199704, 131585, 407936 and 143519, and all improvements located on said parcels; (ii) all home furnishings, artwork and other personal property now or hereafter located on any of said parcels; (iii) the right to levy upon any titled vehicle now or hereafter held in Guarantor's name or leased by Guarantor;
(iv) the right to garnish Guarantor's defined benefit profit sharing, 401(k) or other similar retirement or pension plans adopted by Debtor; (v) the right to garnish or withhold Guarantor's salary from Debtor; and (vi) the right to levy upon any insurance proceeds payable upon the death of Guarantor or in respect to casualty, loss or damage of any of the property described in this paragraph 6.d.

7. Rights of Beneficiary. Guarantor hereby agrees that Beneficiary may, at its option, without notice to or further consent of Guarantor, take any of the following actions:

     a. sell, assign or transfer any of the Obligations of Debtor to Beneficiary in which case;

          (1) each subsequent holder shall have the same rights, powers and benefits hereunder as the Beneficiary;

          (2) the Beneficiary shall have a prior and unimpaired right to enforce this Guaranty for the benefit of the Beneficiary as to so much of the Obligations as shall remain;

          (3) the Beneficiary may assign or deliver any property held as security for the Obligations and the subsequent holder shall have the same rights, powers and benefits as to the security as the Beneficiary; and

          (4) the Beneficiary shall be fully discharged from all responsibility with respect to any such property assigned or delivered;

     b. renew, from time to time, for any period, all or any part of the Obligations;

     c. extend or accelerate or otherwise change, from time to time, the time for payment of all or any part of the Obligations;

     d. retain or obtain, in addition to this Guaranty, a security interest in any property of to secure all or any part of the Obligations;

     e. retain the primary or secondary liability of any party in addition to Guarantor with respect to all or any part of the Obligations;

     f. release their security interest, if any, in any property securing any of the Obligations, permit any substitution or exchange for any such property, or fail to perfect or continue to perfect any security interest for any such property;

     g. release or compromise any liability of any other Guarantor or any other party with respect to the Obligations or any security therefor;

     h. create Obligations in excess of the Guaranteed Amount; and

     i. amend, modify, delete or add any term or condition of or to any of the Obligations.

Except as otherwise specifically noted, the terms of this Section 7 shall apply to all Obligations.

8.   Waivers by Guarantor. Guarantor hereby expressly waives:

     a. notice of acceptance of this Guaranty;

     b. notice of the existence or creation of all or any part of the Obligations;

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     c.  notice  of  termination  as to  future  liability  given  by any  other guarantor;

     d. notice of demand, advertisement or notice of time or place of sale of any collateral securing any of the Obligations;

     e. all presentments, demands for performance, notices of nonperformance, protests and all other notices whatsoever;

     f. any right to acquire the Beneficiary' power;

     g. any right to contest the enforcement of this Guaranty by virtue of any statute of limitations or other law varying the terms of this Guaranty; and

     h. any other defense available to Guarantor at law or in equity.

9.   Extent of Liability; Remedies.

     a. Guarantor's guaranty of the Obligations hereunder shall be continuing and shall only be reduced by payments upon the Obligations made by Debtor or any person or through realization upon any collateral that may be pledged to secure the Obligations.

     b. Upon default, any indebtedness of Debtor to Guarantor, if the Beneficiary so request, shall be collected, enforced and received by Guarantor as trustee for the Beneficiary but without reducing or in any manner affecting the liability of Guarantor under any other provision of this Guaranty.

     c. In addition to all liens upon, and right to setoff against the property of Guarantor existing under law, the Beneficiary may, upon ten days notice from Beneficiary to Guarantor of Debtor's failure to satisfy any of the Obligations, appropriate and apply toward the payment of such amount, in such order of application as the Beneficiary may elect, any property or funds of Guarantor, including balances, credits, deposits, accounts or moneys in the possession or control of the Beneficiary, for any purpose. Guarantor hereby grants a security interest to the Beneficiary in such property and funds.

     d. No delay or neglect on the part of the Beneficiary in the exercise of any right or remedy existing under law or by virtue of this Guaranty shall operate as a waiver thereof, but such rights and remedies shall continue in full force and effect until specifically waived or released by an instrument in writing executed by the Beneficiary and designated as a waiver or release; and no single or partial exercise by the Beneficiary of any right or remedy shall preclude further exercise thereof or the exercise of any other right or remedy.

     e. No action of the Beneficiary permitted hereunder shall in any way impair or affect this Guaranty.

10. Evidence of Indebtedness. The possession by the Beneficiary of any of the Obligations, or written evidence of it, shall be conclusive as to the fact that it is one of the obligations covered hereunder and that full value was given by the Beneficiary therefor, unless direct written evidence to the contrary is produced. Any accounts settled or stated by or between the Beneficiary and Debtor or admitted by Debtor may be adduced by the Beneficiary in any proceeding in which this Guaranty is in issue and shall be received as conclusive evidence against Guarantor of the amount thereby appearing due from Debtor to the Beneficiary and shall not be open to dispute or question by Guarantor. It shall not be necessary for the Beneficiary to inquire into the powers of Debtor or the officers, directors, partners or agents acting or purporting to act on its behalf, and any Obligations created in reliance upon the professed exercise of such powers shall be covered by this Guaranty.



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11. Termination of Guaranty. This Guaranty shall not be terminated in any manner and shall remain in full force and effect and be binding upon Guarantor and relied upon by the Beneficiary until the Obligations have been satisfied in full. Notwithstanding the foregoing, in the event Guarantor's employment is terminated by Debtor for any reason except for gross negligence and willful malfeasance or misfeasance, then this Guaranty shall terminate and be of no further force and effect.

12. General.

     a. The terms "Debtor," "Guarantor," "Beneficiary," "Obligations" and "Guaranteed Amount" are defined in Sections 1 through 5, respectively.

     b. Any consent, notice or other communication required or contemplated by this Guaranty shall be in writing, and shall be deemed given immediately, if hand delivered or mailed, postage prepaid, to either party hereto at the address given on the front page of this Guaranty. Any notice or option provided for the benefit of the Beneficiary or required to be given by the Beneficiary may be given or exercised by any one Beneficiary.

     c. This Guaranty shall be binding upon Guarantor and Guarantor's heirs, personal representatives, successors and assigns.

     d. If there is more than one Guarantor, all of the terms and conditions of this Guaranty shall apply to each of them and all such Guarantors shall be jointly and severally obligated hereunder.

     e. All words used herein in the singular shall be deemed to have been used in the plural where the content and construction so require.

     f. This Guaranty shall be construed under and governed by the laws of Colorado.

     g. Whenever possible each provision of this Guaranty shall be interpreted in such manner as to be effective and valid, but if any provision of this Guaranty shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

13. Jurisdiction and Venue. At the option of the Beneficiary, an action may be brought to enforce this Guaranty in the District Court in and for the City and County of Denver, State of Colorado, in the United States District Court for the District of Colorado or in any other court in which venue and jurisdiction are proper. Guarantor hereby consents to venue and jurisdiction in the District Court in and for the City and County of Denver, State of Colorado and in the United States District Court for the District of Colorado in any action commenced to enforce this Agreement.

Date:
      ---------------------------
                                        /s/ Michael I. Ruxin
                                       -----------------------------------------
                                       Michael I. Ruxin, M.D.